Exhibit 99.1

POWER SOLUTIONS INTERNATIONAL, INC. ANNOUNCES THE

ACQUISITION OF PROFESSIONAL POWER PRODUCTS, INC.

Enters Market for Large Power Generation Systems

Wood Dale, IL –April 1, 2014 - Power Solutions International, Inc. (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced that it acquired Professional Power Products, Inc. (“PPPI”), a leading designer and manufacturer of large, custom engineered integrated electrical power generation systems serving the global diesel and natural gas power generation market.

PPPI specializes in power generation systems for both standby and prime power applications. Each integrated generator system is a pre-assembled, modular, fully integrated generator set shipped directly to the OEM or end user customer. The PPPI product portfolio also includes switchgear, control panels, load banks, mobile power trailers and UL Listed® tanks. In 2013, PPPI generated net sales and operating income of approximately $40.3 million and $7.9 million, respectively.

The Company acquired all of the outstanding capital stock of PPPI for an initial cash purchase price of $46 million. In addition, the Company will issue to the sellers between $5 million and $15 million in the Company’s common stock, valued at $76.02 per share, based upon PPPI’s 2014 operating results. The cash portion of the transaction is being financed initially with the Company’s bank credit facility. To facilitate the transaction, the Company entered into an amended and restated agreement with Wells Fargo Bank, N.A. increasing its revolving line of credit from $75 million to $90 million, among other things.

Excluding one-time transaction, integration and purchase accounting related costs, the transaction is expected to be accretive to the Company’s results in 2014. The earnings per share impact also will be subject to the accounting allocation of the purchase price and contingent consideration.

The Company also noted the acquisition extends its global reach and represents a continuation of the Company’s strategy of providing value-added power solutions and ongoing growth strategies fueled by diesel and natural gas trends. The addition of PPPI broadens the Company’s product offerings and is expected to accelerate growth with both new and existing customers globally.

“We are delighted with the acquisition of PPPI and the tremendous opportunity it presents us,” stated Gary Winemaster, Chairman and Chief Executive Officer of Power Solutions International, Inc. “PPPI brings us a talented management team and a strong complementary product offering. This, along with PSI’s expertise in power systems technology and extensive customer relationships, creates a remarkable combination that should expand our customer reach and position us very well for growth in the years ahead.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allows PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, diesel and gasoline.

PSI develops and delivers complete .97 to 22 liter power systems, including the new 8.8 liter engine aimed at the industrial and on-road markets, including: medium duty fleets, delivery trucks, school buses and garbage/refuse trucks. PSI power systems are currently used worldwide in power generators, forklifts, aerial lifts, and industrial sweepers, as well as in oil and gas, aircraft ground support, agricultural and construction equipment.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, regarding the current expectations of Power Solutions International, Inc. (the “Company”) about its prospects and opportunities, including expectations with respect to the acquisition of PPPI. These forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “contemplate,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “outlook” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the Company’s ability to integrate PPPI into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the acquisition are not fully realized or take longer to realize than expected; the continued development and expansion of the market for alternative fuel power systems; technological and other risks relating to the Company’s development of its 8.8 liter engine, introduction of other new products and entry into on-road markets (including the risk that these initiatives may not be successful); the timing of new product ramp-ups; the significant strain on the Company’s senior management team, support teams, manufacturing lines, information technology platforms and other resources resulting from rapid expansion of the Company’s operations (including as a result of the acquisition of PPPI); changes in environmental and regulatory policies; significant competition; global economic conditions (including their impact on demand growth); and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

The shares of the Company’s common stock to be issued as consideration in the acquisition will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and, unless so registered, such shares may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to buy or sell securities.

Contact:

Power Solutions International, Inc.

Daniel P. Gorey

Chief Financial Officer

+1 (630) 451-2290

dan.gorey@psiengines.com

ICR, LLC

Gary T. Dvorchak, CFA

Senior Vice President

+1 (310) 954-1123

gary.dvorchak@icrinc.com